Exhibit 99.2

MEMO: EMPLOYEES OF F&M NATIONAL CORPORATION AND ALL
      SUBSIDIARIES

FROM. ALFRED B. WHITT, PRESIDENT, VICE CHAIRMAN AND CHIEF
FINANCIAL OFFICER

DATE:       __________ __, 1998


      F&M National Corporation's Board of Directors has approved a Section 423 employee stock purchase plan. The name of the plan is the F&M National Corporation 1998 Employee Stock Discount Plan. This plan is effective for 1998 through 2002. Under the plan, you may purchase F&M National Corporation common stock at a 15% discount.

      Attached to this memo are the following:

            1.    Prospectus for the plan.
            2.    Base Pay Payroll Deduction Authorization form.

      A brief "Summary" of the plan appears below:


                           F&M NATIONAL CORPORATION
                      1998 EMPLOYEE STOCK DISCOUNT PLAN



WHEN AM I ELIGIBLE?

      You are eligible to participate in the F&M National Corporation 1998 Employee Stock Discount Plan for a calendar year if you were continuously employed since the immediate preceding July 1 and you customarily work more than 20 hours per week and more than 5 per year.

      Thus, you will be eligible for 1998 if you were at work on July 1, 1997 and continued to work until January 1, 1998. Also, as of January 1, 1998, you must customarily work more than 20 hours per week and more than 5 months per year.


HOW DO I ENROLL IN THE PLAN?

      You may enroll as a participant in the plan for a calendar year by completing and returning the Base Pay Payroll Deduction Authorization form on which you elect to make base pay payroll deductions to the plan for the year.


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      For 1998, you must return the Base Pay Payroll Deduction Authorization form no later than ____________ __, 1998 in order to participate for 1998.


WHAT AMOUNT MAY I CONTRIBUTE?

      You may make contributions to the plan of 2% to 15% of your base pay (including overtime and shift premiums), beginning with the January __, 1998 pay day (and for later years, beginning with the first pay day in the year). In addition, if you enroll in the plan and are still making base pay payroll contributions, you may direct that all or part of any bonus received be contributed to the plan (subject to limits in the plan). There is no matching contribution for this plan.


MAY I STOP MY CONTRIBUTIONS TO THE PLAN?

      You may request that your contributions for a year be returned to you at any time prior to the end of the calendar year. In that event, you may not make any more contributions to the plan for that year.


HOW MUCH STOCK CAN I PURCHASE IN A YEAR?

      Subject to the limits in the plan, you may purchase that number of whole shares (rounded to the nearest share) of stock equal to 15% of your annual base pay rate at January 1 (annualized base pay without overtime or shift premiums) divided by 85% of the per share market price at that time. Stated another way, you can purchase approximately that number of shares equal to 17.65% of your annual base pay rate divided by the January 1 market price.


WHAT PRICE WILL I PAY?

      The purchase price of stock for a calendar year will be 85% of whichever is lower: the market price at the beginning of the year, or the market price at the end of the year. Thus, you are normally will receive an immediate 15% gain and, perhaps, even more.

      All stock purchases for a year will occur as of December 31 of the year. Any contributions of a year which are not used to purchase stock will be refunded to you.


WHAT IS THE TAX TREATMENT?

      Normally, there is no taxable amount for federal income tax purposes until the stock is sold or otherwise transferred. If the stock is sold or transferred, the value of the discount normally is taxed as ordinary income at that time.

      Other tax rules may apply. Please refer to the Prospectus for a more complete summary of the applicable federal income tax rules applicable to the plan.

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MAY I SELL MY STOCK?

      While F&M hopes you will continue as a shareholder/owner, there are no restrictions that prevent you from selling your stock at any time after you receive the stock certificate.


ARE THERE ANY LIMITATIONS WHICH MAY PREVENT ME FROM BUYING STOCK UNDER THE PLAN?

      There are a number of special rules which may limit or eliminate your right to buy stock under the plan. Normally, if your employment with F&M ends before the end of the calendar year for which you are participating, your contributions will be returned to you and you may not buy stock for that year. Other limits also apply.

      Please refer to the Prospectus for a more complete summary of the limitations and special rules applicable under the plan.